SPECIMEN UNIT CERTIFICATE

NUMBER

UNITS

U-___________

SEE REVERSE FOR CERTAIN
DEFINITIONS

FLATWORLD ACQUISITION CORP.

CINS [   ]

UNITS CONSISTING OF ONE ORDINARY SHARE AND ONE WARRANT
TO PURCHASE ONE ORDINARY SHARE

THIS CERTIFIES THAT
is the owner of	Units.

Each Unit (“Unit”) consists of one (1) ordinary share, no par value per share (“Ordinary Shares”), of FLATWORLD ACQUISITION CORP., a company organized under the laws of the British Virgin Islands with limited liability (the “Company”), and one warrant (the “Warrant”). Each Warrant entitles the holder to purchase one (1) Ordinary Share for $11.00 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a business transaction through a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business transaction (each a “Business Transaction”) or (ii) [      ], 2011 [ONE YEAR FROM THE DATE OF THE FINAL PROSPECTUS RELATING TO THE COMPANY’S INITIAL PUBLIC OFFERING], and will expire unless exercised before 5 p.m. New York City time on the date which is five years from the date of the Company’s consummation of its initial Business Transaction, or earlier upon redemption (the “Expiration Date”).   The Warrant included in this Unit will not become exercisable and will expire worthless in the event the Company fails to consummate a Business Transaction within 18 months (or 24 months in certain circumstances) of the date of the final prospectus relating to the Company’s initial public offering.

The Ordinary Share and Warrant comprising each Unit represented by this certificate are not separately transferable prior to the tenth (10th) day following the date of the earlier to occur of: (i)  the expiration of the underwriters’ over-allotment option, (ii) its exercise in full, or (iii) the announcement by the Company that the underwriters have notified the Company of their intention not to exercise all or any remaining portion of the over-allotment option, provided, however, in no event will the Ordinary Share and Warrant begin to trade separately until the Company files a Current Report on Form 6-K containing an audited balance sheet reflecting its receipt of the gross proceeds of its initial public offering and issues a press release announcing when such separate trading will begin.

The terms of the Warrants are to and qualified in their entirety by that certain Warrant Agreement, dated as of [             ], 2010, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, , all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York, 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile seal of the Company and the facsimile signature of its duly authorized officers.

[FLATWORLD ACQUISITION CORP.]

COUNTERSIGNED AND REGISTERED:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

TRANSFER AGENT AND REGISTRAR

BY:

AUTHORIZED OFFICER

By

(SIGNATURE)

CHIEF EXECUTIVE OFFICER

(SEAL)

(SIGNATURE)

SECRETARY

[REVERSE OF CERTIFICATE]

FLATWORLD ACQUISITION CORP.

The Company will furnish without charge to each shareholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.  This certificate and the units represented hereby are issued and shall be held subject to the terms and conditions applicable to the securities underlying and comprising the units, including, as applicable, the Memorandum & Articles of Association and all amendments thereto, the Warrant Agreement and resolutions of the Board of Directors providing for the issue of securities (copies of which may be obtained from the secretary of the corporation), to all of which the holder(s) of this certificate by acceptance hereof assents.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common

TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT– ______________Custodian________________

(Cust)

(Minor)

under Uniform Gifts to Minors Act ________________________

(State)

Additional abbreviations may also be used though not in the above list.

For value received ___________________________ , hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE(S)

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

Units represented by the within Certificate, and hereby irrevocably constitute(s) and appoint(s)

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:

Notice:

The signature(s) to this assignment must correspond with the name(s) as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

By ___________________

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

The holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account only in the event that the Company redeems the Ordinary Shares sold in its initial public offering because it does not consummate a Business Transaction by [] [18 MONTHS FROM THE DATE OF THE FINAL PROSPECTUS RELATING TO THE COMPANY’S INITIAL PUBLIC OFFERING or 24 months from the date of this prospectus if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months from the date of this prospectus and the business transaction relating thereto has not yet been completed within such 18-month period], or if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy, solely in the event the Company seeks shareholder approval of the proposed Business Transaction and is not subject to the foreign issuer rules of the Securities and Exchange Commission) setting forth the details of a proposed Business Transaction. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.